Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-257768

Prospectus Supplement No. 16

(to Prospectus dated July 15, 2021)

23andMe Holding Co.

280,940,853 Shares of Class A Common Stock

467,670 Shares of Class A Common Stock

Up to 25,065,665 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

Up to 8,113,999 Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated July 15, 2021 (the “Prospectus”), related to: (1) to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Holders”) of up to: (i) 280,940,853 shares of our Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”) and (ii) 8,113,999 warrants to purchase shares of Class A Common Stock originally issued in a private placement and (2) the issuance by us of up to (i) 25,065,665 shares of Class A Common Stock that may be issued upon exercise of warrants to purchase Class A Common Stock at an exercise price of $11.50 per share and (ii) 467,670 shares of Class A Common Stock reserved for issuance upon the exercise of outstanding options, with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on November 4, 2022 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A Common Stock is listed on The Nasdaq Global Select Market (“Nasdaq”), under the symbol “ME.” On November 3, 2022, the closing price of a share of Class A Common Stock was $2.99.

Investing in our Class A Common Stock involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 12 of the Prospectus and in any applicable prospectus supplement, as well as in our periodic reports under the Securities Exchange Act of 1934, as amended, including our Annual Report on Form 10-K for the year ended March 31, 2022, to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 4, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2022 (October 7, 2022)

23andMe Holding Co.

(Exact name of registrant as specified in its charter)

Delaware	001-39587	87-1240344
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

349 Oyster Point Boulevard

South San Francisco, California 94080

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (650) 938-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	ME	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

On or about October 7, 2022, certain stockholders of 23andMe Holding Co. (the “Company”) voluntarily converted shares of their Class B common stock (which is entitled to ten votes per share) into shares of Class A common stock (which is entitled to one vote per share) (the “Conversion”). Shares of Class B common stock may be converted by the holders thereof at any time into shares of Class A common stock. As a result of the Conversion, the combined voting power of the shares of Class A common stock and the shares of Class B common stock beneficially owned by Anne Wojcicki, the Company’s Chief Executive Officer, Chair of the Board of Directors (the “Board”), and Co-Founder, automatically increased from approximately 46.05% to approximately 50.08%. As a result of this automatic increase, the Company is now considered a “controlled company” under applicable Nasdaq Listing Rules. However, the Company has no intention of utilizing any of the available exemptions under the Nasdaq Listing Rules for controlled companies and intends to maintain its independent Board and Board committees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

23ANDME HOLDING CO.

By:	/s/ Kathy Hibbs
Name: Kathy Hibbs
Title: Chief Administrative Officer

Dated: November 4, 2022